Exhibit 99.1

NEWS RELEASE	JULY 16, 2004
For additional information, contact:

Kirk Whorf
Senior Vice President and Chief Financial Officer
kwhorf@northstatebank.com
919-855-9925

NORTH STATE BANCORP REPORTS

SECOND QUARTER 2004 EARNINGS

Raleigh, NC. . .For the quarter-ended June 30, 2004, North State Bancorp (NASDAQ: NSBC), the holding company for North State Bank, reported net income of $310,000, compared to $230,000 for the same period in 2003, an increase of 34.8%. Net income for the six months ended June 30, 2004 was $554,000, compared to $437,000 for the same period in 2002, an increase of 26.8%. Earnings per share were $0.15 and $0.27, for the quarter and six months ended June 30, 2004, respectively.

Total assets for North State Bancorp as of June 30, 2004 were $285 million, compared to total assets of $248 million as of June 30, 2003, an increase of 14.9%.

Total deposits as of June 30, 2004 were $247 million and total loans were $211 million, compared to $215 million in total deposits and $139 million in total loans reported for the second quarter of 2003, increases of 15.2% and 51.8%, respectively.

“We are pleased to report these results from operations for the quarter in which we celebrated the fourth anniversary of our opening,” said Larry D. Barbour, president and CEO for North State. “Loan growth has been a sign of the economic strength of Wake County and the improving US economy. Our sound growth has led to solid gains in net interest income while we remain focused on expense control and non-interest income. Perhaps more importantly, during a time when our industry is experiencing major changes due to consolidation, our customers continue to enjoy ‘relationship banking,’ strong leadership, and local decision-making at North State Bank.”

Founded in 2000, North State Bank is a full service community bank, currently serving Wake County through four offices: full-service offices on Falls of Neuse Road in Raleigh, Highway 70 West in Garner, and Blue Ridge Road in West Raleigh, and a loan production office at Wakefield Corporate Center in Raleigh. Plans have been announced for a new headquarters and banking office to be completed in early 2005 in Raleigh at the new North Hills.

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www.northstatebank.com

The information as of and for the quarter and year ended June 30, 2004 as presented is unaudited. This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.